Exhibit 99.1

INSULET REPORTS FIRST QUARTER 2012 RESULTS

First Quarter 2012 Revenue Increases 69% Year over Year

Gross Profit Improves by 50% Compared to Q1’11

Next Generation OmniPod Insulin Pump Shipped to Ypsomed during Q1

BEDFORD, MA, May 9, 2012 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the first quarter ended March 31, 2012.

First quarter 2012 revenue increased 69% to $47.8 million, compared to $28.3 million in the first quarter of 2011. Gross profit for the first quarter of 2012 was $20.3 million, compared to a gross profit of $13.5 million for the first quarter of 2011. The increase in gross profit primarily relates to increased sales of the Company’s OmniPod insulin pump to both new and existing customers in the U.S. and international markets, as well as revenue from its acquired Neighborhood Diabetes business. Neighborhood Diabetes was acquired on June 1, 2011, and its financial position and results of operations have been included in the Company’s financial results since that date.

“Insulet is off to a strong start in 2012, with solid revenue growth, continued margin expansion and strategic execution across our business,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We reached a significant milestone by sending our initial shipment of the next generation OmniPod to our international distribution partner, Ypsomed, during the first quarter. We are excited for customers to start using the new OmniPod in Europe and expect this launch will drive increased demand as customers experience the benefits of the smaller and lighter OmniPod firsthand. We are eager to introduce the new OmniPod in the U.S. as well and are working diligently with the US Food and Drug Administration to obtain 510(k) clearance in the coming months.”

Operating loss in the first quarter of 2012 was $10.9 million, compared to operating loss of $7.3 million in the first quarter of 2011. Total operating expenses were $31.2 million in the first quarter of 2012, compared to $20.8 million in the first quarter of 2011. The increase is primarily due to the operating activities of Neighborhood Diabetes, including amortization on acquired intangibles, as well as expenses related to the next generation OmniPod insulin pump.

Net loss for the first quarter of 2012 was $14.8 million, or $0.31 per share, compared to a net loss of $9.8 million, or $0.22 per share, for the first quarter of 2011. Net loss for the first quarter of 2012 includes approximately $3.8 million of net interest expense, compared to $2.6 million of net interest expense in the first quarter of 2011. This increase is a result of increased cash and non-cash interest on the $143.8 million in principal amount of 3.75% Convertible Notes sold in June 2011, offset by $70 million in principal amount of 5.375% Convertible Notes repurchased at that time.

As of March 31, 2012, the Company had cash and cash equivalents of $83.0 million compared to $94.0 million as of December 31, 2011.

Recent Highlights

•	The Company has strengthened its commercial organization to support the US launch of the next generation OmniPod, adding an inside sales capability and incremental field personnel.

•

Insulet’s manufacturing capabilities continue to demonstrate capacity and quality improvements. The Company produced a record 1.4 million pods in the first quarter. The first of the three next generation OmniPod manufacturing lines is operational.

•	The Company announced a worldwide agreement with LifeScan to integrate LifeScan’s OneTouch® blood glucose monitoring technology into the OmniPod Personal Diabetes Manager (PDM) starting in 2013.

•

Insulet announced an expansion of its international distribution agreement with Ypsomed. The amendment increases the number of countries covered by the partnership to 22, including several additional countries in Europe, the Middle East, and Asia, and extends the agreement at least through June 2016.

Guidance

The Company reiterates its estimate for full year 2012 revenue to be in the range of $210 to $225 million and its estimate of operating loss to be in the range of $25 to $35 million. For the second quarter of 2012, the Company is estimating revenue of $50 to $53 million.

Conference Call

Insulet will host a conference call on Wednesday, May 9, 2012 at 5:00PM Eastern time to discuss the Company’s first quarter results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 877-831-5664 for domestic callers and 832-412-1780 for international callers. The conference ID is 76378417. A replay of the conference call will be available two hours after the start of the call through June 9, 2012 by dialing 855-859-2056 (domestic) and 404-537-3406 (international), conference ID 76378417. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.

Forward-Looking Statement

The March 31, 2012 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, planned expansion of sales of the next generation OmniPod System in the U.S. and abroad, product demand, the market acceptance of our next generation OmniPod System, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure to obtain timely regulatory approval for the sale of the next generation OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; failure to integrate successfully the Neighborhood Diabetes business; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes’ business; loss by Neighborhood Diabetes of an opportunity to sell insulin pumps supplied by Insulet’s competitors; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2012 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high tough customer service model. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Contact:

Stephanie Marks for Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)

INSULET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
	(In thousands, except share and per share data)

Revenue	$47,754	$28,258
Cost of revenue	27,458	14,725

Gross profit	20,296	13,533
Operating expenses:
Research and development	5,432	4,589
General and administrative	13,020	7,211
Sales and marketing	12,739	9,006

Total operating expenses	31,191	20,806

Operating loss	(10,895)	(7,273)
Other expense, net	(3,839)	(2,575)

Net loss before income taxes	(14,734)	(9,848)
Income tax expense	(46)	—

Net loss	$(14,780)	$(9,848)

Net loss per share basic and diluted	$(0.31)	$(0.22)

Weighted average number of shares used in calculating basic and diluted net loss per share	47,607,449	45,583,242

INSULET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31,	December 31,
	2012	2011
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$83,006	$93,955
Accounts receivable, net	26,197	23,190
Inventories	14,703	11,838
Prepaid expenses and other current assets	3,463	2,802

Total current assets	127,369	131,785
Property and equipment, net	19,947	19,422
Intangible assets, net	27,332	29,002
Goodwill	26,647	26,647
Other assets	2,647	2,727

Total assets	$203,942	$209,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$16,107	$11,418
Accrued expenses	12,916	13,064
Deferred revenue	2,631	2,582
Other current liabilities	926	931

Total current liabilities	32,580	27,995
Long-term debt	110,844	108,540
Other long-term liabilities	1,640	1,652

Total liabilities	145,064	138,187
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at March 31, 2012 and December 31, 2011. Issued and outstanding: zero shares at March 31, 2012 and December 31, 2011	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at March 31, 2012 and December 31, 2011. Issued and outstanding: 47,712,076 and 47,504,131 shares at March 31, 2012 and December 31, 2011, respectively	48	48
Additional paid-in capital	514,633	512,371
Accumulated deficit	(455,803)	(441,023)

Total stockholders’ equity	58,878	71,396

Total liabilities and stockholders’ equity	$203,942	$209,583